Code of Ethics

Adopted Pursuant to Rule 17j-1 under the Company Act

Adopted: November 30, 2012

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I.           Introduction

The Board of Trustees of the Stone Ridge Trust (the “Trust”) on behalf of each portfolio series of the Trust (each a “Fund,” and together, the “Funds”) have adopted this Code of Ethics (the “Code”) pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act”).  In accordance with the requirements of Rule 17j-1 under the Company Act, the Funds have adopted this Code to address personal securities transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures.

II.           Code of Conduct

Officers, Trustees, and other persons involved with each Fund are required to act with integrity and good faith, particularly when their personal interests may conflict with interests of the Funds and/or their respective shareholders. Potential conflicts of interests include circumstances where officers, Trustees and certain other persons:

● Know about the Funds’ present or future portfolio transactions; or

● Have the power to influence the Funds’ portfolio transactions; and

● Engage in securities transactions in their personal account(s).

In addition to the regulatory reporting requirement under Rule 17j-1, the Code requires that an Access Person, defined below, may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Funds (term defined below):

A. Employ any device, scheme or artifice to defraud the Funds;

B. Make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

C. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

D. Engage in any manipulative practice with respect to the Funds.

III.           General Definitions

A.           Access Person means:

(i) Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

B.           Advisory Person of a Fund or of a Fund’s investment adviser means:

(i) Any director, officer, general partner or employee of a Fund or investment adviser (or of any company in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the Company Act) to a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the Company Act) to a Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

C.           Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

D.           Board means the Board of Trustees of the Funds.

E.           Covered Security means a security as defined in Section 2(a)(36) of the Company Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
(iii)	Shares issued by open-end investment company registered under the Company Act, with the exception of the Funds.

F.           Disinterested Trustee means a Trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(1)(19) of the Company Act.

G.           Immediate Family Member means an immediate family member of a person, including any relative by blood or marriage either living in the same household or financially dependent on such person, children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet the above criteria.

H.           Investment Personnel of a Fund or of a Fund’s investment adviser means:

(i) Any employee of the Fund or investment adviser (or of any company in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the Company Act) to a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund.

(ii) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

I.           Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

J.           Security Held or to be Acquired by a Fund means:

(i) Any Covered Security which, within the most recent 15 days:
(A) Is or has been held by the Fund; or
(B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

K.           Trustee means a member of the Board.

L.           Beneficial Ownership means:

For purposes of Rule 17j-1 and this Code, beneficial ownership is interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder.

M.           The term Non-Reportable Security means the following:

●	Direct obligations of the government of the United States (Note: this does not include obligations of any state, including obligations of any municipality or state agency).

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

●	Shares issued by money market funds.

●	Shares in open-end investment companies, with the exclusion of the Funds.

●	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by the Adviser or any affiliate.

●	Non-financial contracts (e.g., pork belly contracts). However, mineral rights or contracts (e.g., oil or gold bullion) are considered financial contracts.

●	Investments in 529 plans not managed, distributed, marketed or underwritten by the Adviser or any of its affiliates.

IV.           Required Reporting for Access Persons

A.           Initial Holdings Reports

No later than 10 days after the person becomes an Access Person, a written report, which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person, must provide for the following:

i.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
ii.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.	The date that the report is submitted by the Access Person.

B.           Quarterly Transactions Reports

No later than thirty days after the end of each calendar quarter, all Access Persons, other than Disinterested Directors, must provide the Approving Officer with the following information with respect to all transactions during such quarter in a Covered Security, other than a “Non-Reportable Security,” in which they have any direct or indirect beneficial interest:

i.	the date of the transaction;

ii.	the exchange ticker symbol or CUSIP, or the name or title of the security or financial instrument, and the interest rate and maturity date (if applicable);

iii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iv.	the number of shares or principal amount;

v.	the price at which the transaction was effected; and

vi.	the name of the broker, dealer, bank or other party with or through which the transaction was effected.

A transaction as to which all of the information required to be reported is contained in a broker trade confirmation or account statement that is provided to the Reporting Officer (as defined below) is not required to be reported in a quarterly transaction report.

In addition, the transaction report must provide with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1) The name of the broker, dealer or bank with whom the Access Person established the account;
(2) The date the account was established; and
(3) The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report under this section with respect to transactions effected pursuant to an Automatic Investment Plan.  For purposes of this section, Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C.           Annual Holdings Reports

Not later than 45 days after December 31, all Access Persons, other than Disinterested Directors, are required to report to the Reporting Officer (as defined below) the following information in any Covered Security other than a Non-Reporting Security, in which the individual has any direct or indirect beneficial ownership.

i.	The title of the security or financial product;

ii.	number of shares or units;

iii.	principal amount of each security or financial product, other than an Excluded Product; and

iv.	the name of any broker, dealer, bank or other custodian through whom an account is held for the direct or indirect benefit of the individual.

Each Holding Report must be current as of December 31st and dated with the submission date by the Access Person.  The timing of the submission of these reports is designed to coincide with a quarterly transaction report to alleviate confusion about the submission of reports.

A year end account statement which provides for the information required above may be provided to the Reporting Officer in lieu of a separate reporting form.  However, a reporting form is required for a Covered Security that is not provided in an account statement.

D.           Exceptions from Reporting Requirements

(i) A person need not make a report under this section of the Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii) An Access Person to an investment adviser need not make duplicate reports to the investment adviser of this section of the Code to the extent the information in the report to the investment adviser would duplicate information required to be recorded under this Code.

Any report required under this section of the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

V.      Pre-Clearance Requirements on Personal Trading Transactions

All Access Persons must obtain pre-clearance for the purchase of an Initial Public Offering or Limited Offering and Private Placement.  Requests for approval must be submitted directly to the Reporting Officer. When considering approval of any request, the Reporting Officer will take into consideration whether the investment opportunity is one that should have been reserved for the Funds and whether the opportunity is being offered by virtue of the individual’s position with the Funds.

(i) Initial Public Offering Defined

For purposes of the foregoing, the term “initial public offering” shall mean an offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”) the issuer of which, immediately before the registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(ii) Limited Offering and Private Placement Defined

For purposes of the foregoing, the terms “limited offering” or “private placement” shall each mean an offering of securities that is exempt from registration under the Securities Act pursuant to Section 4(2), which provides an exemption for transactions by an issuer not involving any public offering, or Section 4(6), which involve offers or sales by an issuer solely to one or more accredited investors, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D, which allow offerings for a limited dollar amount and/or to a limited number of investors.

VI.           Administration of Code of Ethics

The investment adviser and principal underwriter, as applicable under the Rule 17j-1, must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code which shall include procedures by which appropriate management or compliance personnel review these reports. Each Adviser to the Funds is required to maintain separate codes of ethics that are designed to comply with the requirements of Rule 17j-1.

The Trust, and each Fund’s investment adviser and principal underwriter, as applicable under Rule 17j-1, to which reports are required to be made under this Code must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

Annually, every investment adviser and principal underwriter to a Fund, as applicable under the Rule 17j-1, must furnish to the Fund’s Board a written report that:

(A) Describes any issues arising under the adviser’s or principal underwriter’s code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies to the Fund, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VII.           Reporting Requirements Applicable to Disinterested Trustees

While Disinterested Trustees are not subject to the foregoing reporting requirements they are required to report any transaction in a Covered Security, other than one that is a Non-Reportable Security, undertaken by the Disinterested Trustee or any Immediate Family Member, if the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known that, during a 15-day period immediately preceding or after the date of the transaction, (i) a Fund purchased or sold such security, or (ii) a Fund or an adviser to a Fund was considering the purchase or sale of such security (such transaction a “Covered Transaction”).

(i) Reporting Requirements

Any Disinterested Trustee that is required to report a Covered Transaction shall, no later than 30 days after the end of the calendar quarter in which such transaction occurred, submit to the Reporting Officer a report containing the information required by Section IV.B herein with respect to such transaction and any account in which the transacted securities were held.

VIII.     Interrelationship with other Codes of Ethics

A.  General Principle: Overlapping Responsibilities.

A person who is both an Access Person of a Fund and an access person of an investment adviser to a Fund is only required to report under and otherwise comply with the investment adviser’s code of ethics, provided such code has been adopted pursuant to and in compliance with Rule 17j-1 (“Eligible Code”). Such report will satisfy any reporting obligations under this Code. These access persons, however, remain subject to the principles and prohibitions in Section II of this Code.

B. Procedures.

Each investment adviser and principal underwriter of the Funds must:

1.	Submit to the Board of Trustees a copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1;
2.	Promptly furnish to the Trust, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Fund’s Code; and
3.	Promptly report to the Trust in writing any material amendments to its code of ethics, along with the certification described under Section VI above.

IX.     Review and Enforcement of the Code

A. Appointment of a Reporting Officer.

The Trust’s Chief Compliance Officer (“CCO”) shall serve as or appoint a review officer (“Reporting Officer”) to perform the duties described below.

B. The Reporting Officer’s Duties and Responsibilities.

1.
The Reporting Officer shall notify each person who becomes an Access Person of the Fund and who is required to report under this Code of their reporting requirements no later than 10 days before the first quarter for which such person is required to submit a quarterly transaction report.

2.
The Reporting Officer will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ portfolio transactions completed during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Reporting Officer must give the person a reasonable opportunity to supply explanatory material.

3.
If the Reporting Officer finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Reporting Officer must submit a written report regarding the possible violation to the CCO, together with any explanatory material provided by the person who violated or may have violated the Code. The CCO will determine whether the person violated the Code.

4.	No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.
The Reporting Officer will submit his or her own reports, as may be required pursuant to this Code or another Eligible Code, to an alternate reporting officer who shall fulfill the duties of the Reporting Officer with respect to the Reporting Officer’s reports.

6.
The Reporting Officer will create a written report detailing any approvals granted to access persons for the acquisition of securities offered in connection with an IPO, Limited Offering or Private Placement. The report must include the rationale supporting any decision to approve such an acquisition.

C. Resolution; Sanctions.

If the CCO determines that a person has violated the Code pursuant to paragraph B.(3) above, the CCO will determine a resolution of the situation and impose upon the person any sanctions that the CCO deems appropriate. The CCO will submit a report of the violation, including a description of the resolution, to the Board at the next regularly scheduled Board meeting unless, in the CCO’s sole discretion, circumstances warrant an earlier report.